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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Citizens Utilities Trust
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title Of Class of Securities)

                                    177351202
                                ----------------
                                 (CUSIP Number)
Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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   CUSIP NO. 177351202           13G                       PAGE 2 OF 7 PAGES
            ----------
   ----------------------------------------------------------------------------

   ---------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Merrill Lynch, Pierce, Fenner & Smith Incorporated

   ----------------------------------------------------------------------------
   ----------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                      (a)
                                                      (b)
   -------
   ----------------------------------------------------------------------------
     3      SEC USE ONLY
   ----------------------------------------------------------------------------
   ----------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware

   ----------------------------------------------------------------------------
   ----------------------------------------------------------------------------
                          5      SOLE VOTING POWER

         NUMBER OF                        0

                        -------------------------------------------------------
                        -------------------------------------------------------
    SHARES BENEFICIALLY   6      SHARED VOTING POWER
       OWNED BY EACH
                                          None

                        -------------------------------------------------------
                        -------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
   REPORTING PERSON WITH
                                          0

                        -------------------------------------------------------
                        -------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                           None
   ----------------------------------------------------------------------------
   ----------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         0

   ----------------------------------------------------------------------------
   ----------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)EXCLUDES CERTAIN SHARES*



   ----------------------------------------------------------------------------
   ----------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         0.0%

   ----------------------------------------------------------------------------
   ----------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                          BD, CO

   ----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1 (a)                 Name of Issuer:

                           Citizens Utilities Trust (the "Company")

Item 1 (b)                 Address of Issuer's Principal Executive Offices:
                           -----------------------------------------------

                           High Ridge Park
                           P.O. Box 3801
                           Stamford, CT 06905

Item 2 (a)                 Names of Person Filing:
                           ----------------------

                           Merrill Lynch, Pierce, Fenner & Smith Incorporated

Item 2 (b)                 Address of Principal Business Office,
                           or, if None, Residence:
                           ----------------------------------------------------

                           Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center, North Tower
                           250 Vesey Street
                           New York, New York 10281

Item 2 (c)                 Citizenship:

                           See Item 4 of Cover Pages

Item 2 (d)                 Title of Class of Securities:
                           ----------------------------

                           See Cover Page

Item 2 (e)                 CUSIP Number:

                           See Cover Page
Item 3

         Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934.

Item 4            Ownership

(a)      Amount Beneficially Owned:

              See Item 9 of Cover Pages. Pursuant to ss. 240.13d-4, MLPF&S (the "Reporting Person") disclaims beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of the Company covered by this statement, other than certain securities of the Company held in MLPF&S proprietary accounts.


                                            Page 3 of 5 Pages

                  (b)   Percent of Class:

                                    See Item 11 of Cover Pages

                  (c) Number of shares as to which such person has:

                            (i) sole power to vote or to direct the vote:

                                    See Item 5 of Cover Pages

                           (ii) shared power to vote or to direct the vote:

                                    See Item 6 of Cover Pages

                           (iii) sole  power  to  dispose  or  to  direct  the
                                 disposition of:

                                    See Item 7 of Cover Pages

                           (iv) shared  power  to  dispose  or  to  direct  the
                                disposition of:

                                    See Item 8 of Cover Pages

Item 5                     Ownership of Five Percent or Less of a Class.
                           --------------------------------------------

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / X /

Item 6                     Ownership of More than Five Percent on
                           Behalf of Another Person.
                           ----------------------------------------------------

                           Not Applicable

Item 7                     Identification and Classification of the Subsidiary
                           ----------------------------------------------------
                           Which Acquired the Security Being Reported on by the
                           ----------------------------------------------------
                           Parent Holding Company.
                           ----------------------

                           Not Applicable

Item 8                     Identification and Classification of Members
                           ----------------------------------------------------
                           of the Group.
                           ------------
                           Not Applicable

Item 9                     Notice of Dissolution of Group.
                           -------------------------------

                           Not Applicable




                                            Page 4 of 5 Pages

Item 10                    Certification.

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: January 25, 1999

Merrill Lynch, Pierce, Fenner &
Smith Incorporated

Andrea Lowenthal
Name: Andrea Lowenthal
Title: Attorney-in-fact*



















--------
         * Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1996 with respect to Woolworth Corporation.



                                                     Page 5 of 5 Pages